GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                            Anchorage, Alaska 99503
                                 (907) 265-5600


                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 20, 1995


     This Proxy Statement is submitted with the Notice of Annual Meeting of Shareholders of General Communication, Inc. ("Company") to be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Tuesday, June 20, 1995 ("Meeting"). This Proxy Statement, the letter to shareholders, Notice of Meeting, and the accompanying Proxy are first being sent or delivered to shareholders of the Company on or about April 28, 1995. A copy of the Company's Annual Report in the form of a Form 10-K for the year ended December 31, 1994 accompanies this Proxy Statement. See "ANNUAL REPORT".

         DATED:  April 28, 1995

                               TABLE OF CONTENTS

                                                                         PAGE

SOLICITATION OF PROXIES                                                  3

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS                          3

MATTERS TO BE ACTED UPON AT THE MEETING                                  4

         1.       DIRECTOR ELECTIONS                                     4

         2.       AMENDMENT OF THE STOCK OPTION PLAN                    18

         3.       OTHER BUSINESS                                        21

SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT                  21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                          26

LITIGATION AND REGULATORY MATTERS                                       28

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS                        28

ANNUAL REPORT                                                           28

SUBMISSION OF SHAREHOLDER PROPOSALS                                     28

                            SOLICITATION OF PROXIES

     The accompanying form of Proxy is being solicited on behalf of the board of directors of the Company ("Board") for use at the Meeting.

     Subject to the conditions described in this section, the shares represented by each Proxy executed in the accompanying form of Proxy will be voted at the Meeting in accordance with the instructions in that Proxy. The Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Proxy, unless a contrary choice is specified.

     A Proxy executed in the form enclosed may be revoked by the person signing the Proxy at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Board or by a duly executed Proxy bearing a later date.

     The expenses of this Proxy solicitation made by the Board for the Meeting, including the cost of preparing, assembling and mailing the Notice of Meeting, Proxy, Proxy Statement, and return envelopes, the handling and tabulation of Proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, or telegraph by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Outstanding Voting Securities

     The holders of common stock of the Company ("Shareholders") as of the close of business on April 21, 1995 ("Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, the common stock of the Company was divided into two classes: (1) Class A common stock for which the holder of a share is entitled to one vote; and (2) Class B common stock, for which the holder of a share is entitled to ten votes. On the Record Date, there were 19,543,002 shares of Class A common stock and 4,177,520 shares of Class B common stock outstanding and entitled to be voted at the Meeting.

Voting Rights

     Except as otherwise provided by applicable law or the Company's Revised Articles of Incorporation, at any meeting of the Shareholders, a simple majority of the issued and outstanding common stock of the Company entitled to be voted as of the Record Date will constitute a quorum. As an example, since there were a total of 19,543,002 shares of Class A and 4,177,520 shares of Class B common stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence, in person or by proxy, of at least 7,682,742 shares of Class A common stock and all 4,177,520 shares of Class B common stock. Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a more substantial impact on the voting power for purposes of taking votes on matters addressed at the Meeting. The total number of votes to which Class A common stock and Class B common stock were entitled as of the Record Date were 19,543,002 and 41,775,200, respectively.

     Adoption of the Meeting agenda items pertaining to the election of directors and the amendments to the employee benefit plan will require an affirmative vote of the holders of at least a simple majority of voting power of the issued and outstanding Class A common stock of the Company and Class B common stock of the Company entitled to be voted as of the Record Date. The Company's Revised Articles of Incorporation expressly provide for non-cumulative voting in the election of directors.

     All votes cast by holders of common stock of the Company as of the Record Date, in person or by Proxy completed and executed in accordance with the instructions on the Proxy, will be counted at the Meeting. A Proxy having one or more clearly marked abstentions or having no indication of vote on one or more of the proposals to be addressed at the Meeting will be honored as an abstention or non-vote, respectively. However, such a Proxy will be counted for purposes of establishing a quorum at the Meeting.

     As of the Record Date, the percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates was approximately 42.4% for the Class A common stock and approximately 60.7% for the Class B common stock. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT."


                    MATTERS TO BE ACTED UPON AT THE MEETING

General

         As indicated in the Notice of Meeting, the following matters will be considered and voted upon at the Meeting:

         (1) Election of two directors in Class III of the classified Board, each for three year terms, and election of one director to complete the one remaining year of the three year term in Class I of the Board;

         (2)  Amendment of the Stock Option Plan; and

         (3) Transaction of such other business as may properly come before the Meeting and any adjournment or adjournments of the Meeting ("Other Business").



                             1. DIRECTOR ELECTIONS

General

     The Board is classified into three classes: Class I, Class II, and Class III, with three, two, and two members per class, respectively.

     On July 23, 1994 Messrs. Gerald H. Taylor (Class I) and Daniel M. Dennis (Class III) tendered their respective letters of resignation from the Board for personal reasons unrelated to the operation of the Company. On that date the Board appointed Messrs. John W. Gerdelman and James M. Schneider to fill the respective remaining terms of Messrs. Taylor and Dennis. Messrs. Gerdelman and Schneider are individuals recommended by MCI pursuant to the Voting Agreement described further elsewhere in this Proxy Statement. See, "SHAREHOLDINGS OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Principal Shareholders, Changes in Control - Voting Agreement."

     At the Meeting two individuals will be elected to positions in Class III of the Board for three year terms. In addition one individual will be elected to complete the remaining year of the three year term in Class I of the Board vacated with the resignation of Mr. Taylor. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as such, and it is intended that the proxy holders named in the accompanying form of Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable or unwilling or is otherwise unavailable for election and as a consequence, other nominees are designated, the proxy holders named in the Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

Business Background of Directors, Nominees, and Executive Officers of the Company

         The nominees proposed by management for election at the Meeting as directors are as follows: (1) in Class I of the Board -- John W. Gerdelman; and
(2) in Class III of the Board -- Donne F. Fisher and James M. Schneider. Further information with respect to these nominees and all directors is set forth in the following table as of the Record Date. In addition, similar information is provided for executive officers of the Company. All executive officers are elected for annual terms, subject to their earlier death, resignation or removal in accordance with the Articles and Bylaws, until their successors are chosen and qualify. There are no family relations of first cousin or closer, among the persons named in the table, by blood, marriage, or adoption. During the past five years, none of the persons named in the table has had any involvement in such legal proceedings as would be material to an evaluation of that person's integrity or ability to serve.



                            DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS OF THE COMPANY

Name                                          Age            Positions, Business Experience

Ronald A. Duncan 1                            42             Director, President and Chief Executive Officer of
                                                             the Company since January 1, 1989.  Prior to that,
                                                             Mr. Duncan was the Executive Vice President and a
                                                             director of the Company from 1979 through December,
                                                             1988.

Donne F. Fisher 1                             56             Nominee.  Director of the Company since 1980.  Mr.
                                                             Fisher has been Treasurer of Tele-Communications,
                                                             Inc. ("TCI") since 1970, a director of TCI since
                                                             1980, was named Executive Vice President of TCI in
                                                             December, 1991, and has been a Senior Vice President
                                                             of TCI since 1982.  In March, 1992, he was named an
                                                             executive officer of TCI's Office of Chief Executive
                                                             Officer.  Mr. Fisher also serves as Vice President,
                                                             Treasurer and Chief Financial Officer of most of
                                                             TCI's subsidiaries.  TCI is a cable television
                                                             company which owns and operates cable television
                                                             systems primarily located in the United States.

John W. Gerdelman 1                           42             Nominee. Director of the Company since July, 1994.
                                                             Mr. Gerdelman has been President, Network Services
                                                             for MCI Telecommunications Corporation, a wholly
                                                             owned subsidiary of MCI Communications Corporation
                                                             ("MCI") in Washington, D.C., since September, 1994.
                                                             Prior to that, he was Senior Vice President for MCI
                                                             Telecommunications Corporation from July, 1992 to
                                                             September, 1994.  Prior to that, he was President of
                                                             MCI Services, Inc. in Sergeant Bluff, Iowa from July,
                                                             1989 to July, 1992.  MCI through its subsidiaries
                                                             provides telecommunication and related services
                                                             throughout the country and internationally.

Carter F. Page 1                              63             Director and Chairman of the Board of the Company
                                                             since 1980.  From December, 1987 to December, 1989,
                                                             Mr. Page served as a consultant to WestMarc
                                                             Communications, Inc., a wholly owned subsidiary of
                                                             TCI ("WSMC"), in matters related to the Company.  He
                                                             served as President and director of WSMC from 1972 to
                                                             December, 1987. Since then and to the present, he has
                                                             been managing general partner of Semaphore Partners,
                                                             a general partnership and investment vehicle in the
                                                             communications industry.

Larry E. Romrell 1                            55             Director of the Company since 1980.  Mr. Romrell has
                                                             been an Executive Vice President of TCI since 1994
                                                             and Senior Vice President of TCI since 1991, is the
                                                             President of WSMC, and has been employed by WSMC in
                                                             various capacities from 1961.

James M. Schneider 1                          42             Nominee.  Director of the Company since July, 1994.
                                                             Mr. Schneider has been Senior Vice President Finance
                                                             Consumer Markets for MCI Telecommunications
                                                             Corporation in Washington, D.C. since November,
                                                             1993.  Prior to that, he was Corporate Headquarters
                                                             Controller for MCI from September, 1993 to November,
                                                             1993.  Prior to that, Mr. Schneider was with the
                                                             accounting firm of Price Waterhouse from 1973 to
                                                             September, 1993 and was a partner in that firm from
                                                             October, 1983 to September, 1994.

Robert M. Walp 1                              67             Director, Vice Chairman of the Company since January
                                                             1, 1989.  Prior to that, Mr. Walp served as President
                                                             and Chief Executive Officer and a Director of the
                                                             Company from 1979.

William C. Behnke                             37             Senior Vice President Marketing and Sales for the
                                                             Company since January, 1994.  Prior to that Mr.
                                                             Behnke was Vice President of the Company and
                                                             President of GCI Network Systems, Inc. ("GNS") from
                                                             February, 1992 to January, 1994 when GNS, a
                                                             subsidiary of GCI Communication Corp. (a wholly owned
                                                             subsidiary of the Company, "GCC"), was merged into
                                                             GCC.  Prior to that, he was Vice President of the
                                                             Company and General Manager of GNS from June, 1989 to
                                                             February, 1992.  Prior to that, he was Senior Vice
                                                             President for Transalaska Data Systems, Inc. from
                                                             August, 1984 to June, 1989.

Richard P. Dowling                            51             Senior Vice President - Corporate Development for the
                                                             Company since December, 1990.  Prior to that, Mr.
                                                             Dowling was Senior Vice President-Operations and
                                                             Engineering for the Company from December, 1989 to
                                                             December, 1990.  Prior to that he was Vice
                                                             President-Operations and Engineering for the Company
                                                             from 1981 to December, 1989.

G. Wilson Hughes                              49             Executive Vice President and General Manager of the
                                                             Company since June, 1991.  Prior to that, Mr. Hughes
                                                             was President and a member of the board of directors
                                                             of Northern Air Cargo, Inc. from March, 1989 to June,
                                                             1991.  Prior to that, he was President and a member
                                                             of the board of directors of Enserch Alaska Services,
                                                             Inc. from June, 1984 to December, 1988.

John M. Lowber                                45             Senior Vice President and Chief Financial Officer for
                                                             the Company since December, 1989.  Prior to that, Mr.
                                                             Lowber was Vice President-Administration for the
                                                             Company from 1985 to December, 1989.  He has been
                                                             Chief Financial Officer for the Company since
                                                             January, 1987 and Secretary/Treasurer of the Company
                                                             since July, 1988.  Prior to joining the Company, Mr.
                                                             Lowber was a senior manager at KPMG Peat Marwick.

Dana L. Tindall                               33             Senior Vice President-Regulatory Affairs since
                                                             January, 1994.  Prior to that Ms. Tindall was Vice
                                                             President-Regulatory Affairs for the Company from
                                                             January, 1991 to January, 1994.  Prior to that, she
                                                             was Director Regulatory Affairs for the Company from
                                                             October, 1989 through December, 1990, and prior to
                                                             that she was Manager Regulatory Affairs for the
                                                             Company from 1985 to October, 1989.





     1 Messrs. Gerdelman, Page, and Walp were, as of the Record Date, Class I directors whose terms will expire at the time of the 1996 annual shareholder meeting. Messrs. Duncan and Romrell were, as of the Record Date, Class II directors whose terms will expire at the time of the 1997 annual shareholder meeting. Messrs. Fisher and Schneider were, as of the Record Date, Class III directors whose terms will expire at the time of the Meeting.



         In addition, one of the directors, Mr. Fisher, serves on the boards of directors of most of TCI's subsidiaries.


Remuneration of Directors and Executive Officers

         Summary Compensation. The following table sets forth a summary of the compensation paid by the Company to its chief executive officer for services in all capacities for each of the years ended December 31, 1992, 1993, and 1994, respectively. It also sets forth similar information for the four most highly compensated executive officers of the Company aside from the chief executive officer rendering services to the Company and its subsidiaries, whose aggregate salary and bonuses exceeded $100,000 for the year ended December 31, 1994 (Mr. Duncan and these four executive officers, collectively, "Named Executive Officers").


                                                 SUMMARY COMPENSATION TABLE
                                                                                      Long Term Compensation
                                     Annual Compensation                               Awards           Payouts
            (a)                 (b)        (c)         (d)         (e)           (f)          (g)            (h)          (i)
                                                                                          Securities
                                                               Other Annual  Restricted   Underlying                All Other
           Name &                                               Compensa-       Stock     Options/SARs    LTIP       Compen-
         Principal                       Salary 1    Bonus 1     tion 2,3      Awards         (#)      Payouts 4     sation 5
          Position              Year       ($)         ($)         ($)           ($)                       $)           ($)


Ronald A. Duncan                1994        89,550     99,960        41,322      -0-          -0-        -0-         110,400
President and Chief Exec.       1993        89,550     27,830       536,970      -0-          -0-        -0-         103,500
Officer 6                       1992        91,021     60,000        40,820      -0-      200,000        -0-             -0-

William C. Behnke               1994       190,168    136,194        90,049      -0-          -0-        -0-             -0-
Senior Vice President,          1993        90,000     41,900        64,569      -0-          -0-        -0-             -0-
Marketing and Sales 7           1992        90,000     35,600       116,612      -0-          -0-        -0-             -0-

Richard P. Dowling              1994       110,002     81,417       764,413      -0-          -0-        -0-             -0-
Senior Vice President,          1993       109,327     24,155       349,779      -0-          -0-        -0-             -0-
Corporate Development 8         1992        89,011     40,000         5,064      -0-      150,000        -0-             -0-

G. Wilson Hughes                1994       150,003     89,698        15,843      -0-          -0-        -0-          61,059
Executive Vice President        1993       149,547     31,666         9,342      -0-          -0-        -0-          58,074
and General Manager 9           1992       135,624     40,000         8,902      -0-          -0-        -0-          52,795

John M. Lowber                  1994       125,514    117,757        12,814      -0-          -0-        -0-          65,000
Senior Vice President,          1993       125,000     32,746       177,792      -0-          -0-        -0-          65,000
Administration, Chief           1992       104,615    130,000        10,691      -0-      150,000        -0-          32,500
Financial Officer,
Secretary/Treasurer 10



1 Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers, including employee base salary and contributions to the Stock Purchase Plan (included in column (c) of this table) and bonuses (included in column (d) of this table). Does not include Company contributions to the Stock Purchase Plan for the account of the participating employee (included in column
(e) of this table). Does not include value of options granted as shown in column
(g) of this table in that they were not in-the-money at the time of grant. Mr. Lowber was as of December 31, 1994, the only employee of the Company. The other individuals named in this table were as of that date employees of GCC. Management of the Company anticipated that this arrangement would continue under current financing arrangements with its Senior Lender. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Change of Control - Pledges of Stock of Subsidiaries."

2 Perquisites and other personal benefits, securities and property for each Named Executive Officer did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for that individual.

3 During the years ended December 31, 1992 through 1994, Messrs. Duncan, Dowling, Lowber, and Hughes participated in the Company's Stock Purchase Plan through which those persons contributed funds under a payroll deduction arrangement, and the Company matched those contributions on a dollar-for-dollar basis. The contributions by the Company were made to all employees of the Company and its subsidiaries who participated in the plan, including the identified persons. Contributions identified in this column (e) are those of the Company to the plan only, a portion or all of which was used to purchase common stock of the Company in the name of the plan and for the benefit of the respective participants in the plan, with the balance of such Company contributions, if any, held in separate accounts along with employee contributions for the benefit of the participants in the plan for future purchases of stock. All securities were purchased or otherwise acquired at fair market value on the date of purchase or acquisition. See, "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Remuneration of Directors and Executive Officers - Stock Purchase Plan."

4 The Company had no long term incentive plan during the three-year period end-ed December 31, 1994.

5 All incidental compensation to each Named Executive Officer did not for the years ended December 31, 1992 through 1994, exceed the lesser of $50,000 or 10% of total annual salary and bonus reported for the officer.

6 For 1994, column (e) includes prepaid portion of salary for 1995 of $30,000. For 1993, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $1.25 per share for 247,947 shares of Class A common stock granted in April, 1988, in the amount of $495,894 and includes prepaid portion of salary for 1994 of $30,000. For 1992, column (e) includes prepaid portion of salary for 1993 of $30,000.

     For 1993 and 1994, column (i), includes the deferred compensation agreement entered into between Mr. Duncan and the Company dated August 13, 1993 ("Second Duncan Deferred Compensation Agreement"). Under the Second Duncan Deferred
Compensation Agreement, the Company is to pay to Mr. Duncan deferred compensation in an amount not to exceed $625,000 plus interest in addition to the regular compensation he now earns or may in the future earn. This deferred compensation is to be credited to Mr. Duncan each July 1 that he is employed by the Company in amounts as follows:

                                 Year                                   Amount
                                 1993                                 $100,000
                                 1994                                  100,000
                                 1995                                  125,000
                                 1996                                  150,000
                                 1997                                  150,000
                                  Total                               $625,000

         The full amount of deferred compensation plus accrued interest will be due and payable to Mr. Duncan upon the termination of his employment with the Company, provided that, should he voluntarily terminate his employment or his employment is terminated for cause, only that portion of the deferred compensation credited as of the December 31 immediately preceding that termination plus interest will be due and payable and the remainder of the deferred compensation will be canceled. No compensation was received by Mr. Duncan under this agreement during the years ended December 31, 1993 or 1994.

7 For 1994, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.001 per share for 17,500 shares of Class A common stock granted in June, 1989 in the amount of $89,983. For 1993, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.001 per share for 15,000 shares of Class A common stock granted in June, 1989 in the amount of $64,516. For 1992, column
(e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.001 per share for 69,113 shares of Class A common stock granted in June, 1989, in the amount of $116,559.

8 For 1994, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.0005 per share for 160,297 shares of Class A and 74,028 shares of Class B common stock granted in September, 1985, in the amount of $761,442. For 1993, column (e), includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the option at $0.0005 per share for 106,862 shares granted in September, 1985, in the amount of $347,246. For 1992, column (e), includes the following: (1) the Company's contribution to the Stock Purchase Plan for the benefit of Mr. Dowling of $2,563; and (2) the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.75 per share for 2,075 shares granted in 1987, in the amount of $2,334.

9 For 1994, column (e) includes the Company's contributions to the Stock Pur-chase Plan for the benefit of Mr. Hughes in the amount of $15,000.

         For 1993, column (e) includes the Company's contributions to the Stock Purchase Plan for the benefit of Mr. Hughes in the amount of $8,994.

         For 1992, column (e), includes the Company's contribution to the Stock Purchase Plan for the benefit of Mr. Hughes of $8,728.

         For 1992 through 1994, column (i), amount accrued through a deferred compensation agreement entered into between Mr. Hughes and the Company dated April 30, 1991 ("Hughes Deferred Compensation Agreement") during and for the years ended December 31, 1992, 1993, and 1994. The Company entered into the Hughes Deferred Compensation Agreement, a five year deferred bonus agreement, with Mr. Hughes dated April 30, 1991. Under the Hughes Deferred Compensation Agreement, Mr. Hughes will receive deferred compensation of $50,000 per year accrued annually on December 31 of each year of the agreement. The agreement further provides that accumulated balances on Mr. Hughes deferred compensation will accrue interest at 10% per year, compounded annually. The agreement provides that after five years, or upon termination of his employment with the Company, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. The agreement provides that in the event of a deferred payment, the residual balance will continue to accrue interest. Interest accrued under the agreement in the amounts of $2,795, $8,074, and $11,059 during the years ended December 31, 1992, 1993, and 1994, respectively. The agreement is part of an employment agreement described further elsewhere in this section. See "Employment Contracts and Termination of Employment and Change of Control Arrangements."

10 For 1994, column (e) includes $11,844 of Company matching contributions pursuant to the Company's Stock Purchase Plan. For 1993, column (e), includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the option at $1.00 per share for 75,000 shares granted in April, 1988, in the amount of $168,750. For 1992, column (e), includes the Company's contributions to the Stock Purchase Plan for the benefit of Mr. Lowber of $8,728.

         For 1992, 1993 and 1994, column (i), the amount accrued through the Lowber Deferred Compensation Agreement ("Lowber Deferred Compensation Agreement") during and for the years ended December 31, 1992 through 1994, respectively. The Company entered into the Lowber Deferred Compensation Agreement providing for deferred compensation of $65,000 per year in each year of a seven year term and accruing annually on July 1 of each year of the term, the proceeds of which were used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven year term of the agreement, the collateral assignment will be terminated with the Company. The agreement provides that if Mr. Lowber leaves the employment of the Company voluntarily, he will lose the unvested portion of the compensation. The Lowber Deferred Compensation Agreement is a part of Mr. Lowber's employment agreement with the Company described further elsewhere in this section. See, "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Compensation Committee Report on Executive Compensation."



         Option/SAR Grants. There were no individual grants of stock options (including ones in tandem with stock appreciation rights) or full standing stock appreciation rights made by the Company to its Named Executive Officers during the Company's fiscal year end December 31, 1994.

         Aggregated Option/SAR Exercises and Year-End Option/SAR Value. The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1994, by each of the Named Executive Officers and the fiscal year-end value of unexercised options. There were no tandem SARs or freestanding SARs associated with the Company during this period.





                                          AGGREGATED OPTION/SAR EXERCISES
                                      IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                              OPTION/SAR VALUE TABLE

             (a)                        (b)                      (c)                     (d)                     (e)
                                                                                   Number of
                                                                                  Securities                Value of
                                                                                  Underlying             Unexercised
                                                                                 Unexercised            In-the-Money
                                                                                Options/SARs         Options/SARs at
                                                                               at FY-End (#)          FY-End ($) 1,2
                                  Shares Acquired     Value Realized
                                    on Exercise                ($) 1            Exercisable/            Exercisable/
             Name                       (#)                                    Unexercisable           Unexercisable


Ronald A. Duncan                          -0-                    -0-          50,000/150,000          43,750/131,250
William C. Behnke                      17,500                 89,983          150,190/45,000          416,891/39,375
Richard P. Dowling                    234,325                761,442          37,500/112,500           39,812/98,438
G. Wilson Hughes                          -0-                    -0-         150,000/100,000         318,750/212,500
John M. Lowber                            -0-                    -0-         137,500/112,500          345,313/98,438




1 The dollar values in columns (c) and (e) of the table are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

2 An option is "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option.



     Long-Term Incentive Plan Awards. The Company had no long-term incentive plan in operation during the year ended December 31, 1994.

         Stock Purchase Plan. The Company adopted the Qualified Employee Stock Purchase Plan in December, 1986, and the plan has subsequently been amended several times by shareholder and board of director action ("Stock Purchase Plan"). The Stock Purchase Plan is qualified under Section 401 of the Internal Revenue Code of 1986. The plan has been allocated 2.4 million shares of Class A and 240,000 shares of Class B common stock of the Company for issuance to or acquisition by the plan. Of those amounts, as of the Record Date, 816,851 shares of Class A and 82,762 shares of Class B common stock remain available for issuance or acquisition by the plan.

         The Stock Purchase Plan permits each employee of the Company, each employee of a subsidiary of the Company, and each employee of a subsidiary of a subsidiary of the Company, who has completed one year of service and is at least 21 years of age to elect to participate in it. Eligible employees may elect to reduce their compensation in any even dollar amount up to 10% of such compensation through contributions to the plan up to a maximum of $9,240 for

1995. This limit is adjusted annually based upon inflation, at the direction of the Internal Revenue Service. An eligible employee may contribute up to 10% of the employee's compensation with after-tax dollars, or the employee may elect a combination of salary reductions and after-tax contributions.

         The Company may under the plan match employee salary reductions and after tax contributions in any amount up to 100% as elected by the Company each year. However, no more than 10% of any one employee's compensation will be matched in any year. The combination of salary reductions, after tax contributions, and Company matching contributions cannot exceed 25% of any employee's compensation (determined after salary reduction) for any year. The Company's contributions will vest over six years. The employees' and the Company's contributions are invested primarily in common stock of the Company.

         The Stock Purchase Plan is administered through a plan committee whose chair is the plan administrator. The assets of the plan are invested from time to time by the plan administrator under the direction of the trustee which as of the Record Date was the Board. As of the Record Date, the plan administrator was Alfred J. Walker. The plan administrator and members of the committee were all employees of the Company or its subsidiaries. The plan administrator and committee members are appointed by the Board. The committee has broad administrative discretion under the terms of the plan.

         The purpose of the Stock Purchase Plan is to provide employees of the Company, its subsidiaries, and their subsidiaries a convenient means of investing in the Company. The plan provides an incentive to employees as shareholders of the Company to redouble their efforts to make the Company successful and thereby increase the value of their investments. Through discretionary contributions by the Company to the plan which in turn increase the stock ownership in the Company by participants in the plan, the plan provides further incentive to employees of the Company.

         Stock Option Plan. The Company adopted its 1986 Stock Option Plan in December, 1986, and the plan has subsequently been amended several times by shareholder and board of directors action ("Stock Option Plan"). The Stock Option Plan is a non-qualified plan under the Internal Revenue Code of 1986.

         The Stock Option Plan has been allocated 2,350,000 shares of Class A common stock of the Company to be subject to options granted under the plan and further subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations, or certain other changes in corporate structure or capitalization. Of that amount, as of the Record Date, 109,553 shares of that stock remained available for subsequent granting of options under the plan.

         Through the Stock Option Plan, the Company acting through its board of directors may provide special incentives to officers, non-employee directors, and other key employees by offering them an opportunity to acquire an equity interest in the Company. An option granted under the Stock Option Plan may have an option exercise price less than, equal to, or greater than the fair market value on the date of grant of the option. Options granted pursuant to the Stock Option Plan are only exercisable if at the time of exercise the option holder is an employee, or non-employee director, of the Company.

         The Stock Option Plan presently provides that no options may be granted after December 20, 1996, and that all options granted under the Option Plan must expire not later than ten years after the date of grant. If an option expires or terminates, the shares subject to the option will be available for future grants of options under the Stock Option Plan.

         The Stock Option Plan is administered by a committee composed of the Board ("Committee"). Key employees, including officers and directors and non-employee directors of the Company, are eligible to participate in the plan. The Committee selects the eligible employees to whom options are granted and, subject to the terms of the Stock Option Plan, the number of shares subject to each option. Subject to the provisions of the Stock Option Plan, the Committee has broad discretion in administering the plan, and is authorized to determine the times at which options will be granted and exercisable and the fair market value of the shares covered by each option at the time of grant, to prescribe the form evidencing options, to interpret the plan, and to prescribe, amend, and rescind rules and regulations relating to the plan.

         In April, 1993, the Company reregistered the remaining balance of shares subject to option and shares in reserve and not then subject to option pursuant to the federal Securities Act of 1933, as amended, for grant through options by the Stock Option Plan. As of the Record Date there were 1,698,199 shares subject to outstanding options and 109,553 shares in reserve and not subject to options under the plan.

         Compensation To Directors. In July, 1994, each director of the Company (with the exceptions of Messrs. Schneider and Gerdelman and the persons whom they replaced on the Board (Messrs. Daniel M. Dennis and Gerald H. Taylor) received $2,000 in director fees for the 12 month period July, 1994 - June, 1995. Messrs. Schneider, Gerdelman, Dennis, and Taylor as a matter of MCI policy declined to accept such remuneration for serving on a board outside of MCI and its subsidiaries. During the year ended December 31, 1994, the directors of the Company received no other direct compensation for serving in those capacities but were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board. The same policy was followed during calendar year 1995 up through the Record Date, and management anticipated that such policy would continue through the balance of 1995. It is anticipated that the directors will receive similar director fees in July, 1995 for the 12 month period July 1995 - June 1996.

Employment Contracts and Termination of Employment and Change of Control Arrangements

     The Company  entered into  employment  agreements with Mr. Hughes in April,
1991 and with Mr. Lowber in July, 1992 and has deferred compensation  agreements with Messrs.  Duncan,  Hughes and Lowber,  the terms of which are  described for
Messrs. Hughes and Lowber elsewhere in this Proxy Statement. See footnotes 9 and
10 to the Summary Compensation Table in "MATTERS TO BE ACTED UPON AT THE MEETING
- - - 1. DIRECTOR  ELECTIONS:  Remuneration  of Directors  and Executive  Officers -
Summary Compensation."

         The Company  entered into a deferred  compensation  agreement  with Mr.
Duncan in June, 1989 ("First Duncan Deferred Compensation Agreement"). Under the
First Duncan  Deferred  Compensation  Agreement as of June 12, 1989, the Company
credited an account on its books with  $325,000 for the benefit of Mr. Duncan as a deferred  bonus for Mr.  Duncan's past service to the Company.  Amounts in the account were to accrue  interest at 10% per annum unless there was an investment election by Mr.  Duncan to have the balance in the account  treated as though it was invested in the common stock of the Company,  In July, 1989, Mr. Duncan made the  investment  election,  and the Company  issued a total of 105,111 shares of
Class A common stock in its name for the benefit of Mr. Duncan. The stock is not voted. The full amount of the deferred  compensation  will be due and payable to
Mr. Duncan upon the termination of his employment with the Company.  The Company entered into a Second Duncan Deferred Compensation  Agreement with Mr. Duncan as further  described  in  footnote  6 to  the  Summary  Compensation  Table  found elsewhere in this Proxy Statement. See, "MATTERS TO BE ACTED UPON AT THE MEETING
- - - 1. DIRECTOR  ELECTIONS:  Remuneration  of Directors  and Executive  Officers -
Summary Compensation."

     The Hughes' employment agreement provides for base compensation and in addition deferred compensation of $50,000 per year for five years accruing interest at 10% per annum, compounded annually. This compensation is tied to achievement of the Company's cash flow objectives with the opportunity for significant increases in the level of compensation if the Company exceeds those objectives. Mr. Hughes has also been granted stock options for 250,000 shares of Class A common stock at $1.75 per share which will vest over a period of five years, but one-half of any remaining unvested portion of the options will be vested at the option of the Company, should Mr. Hughes' employment with the Company be terminated by the Company.

         The Lowber employment agreement provides for base compensation and in addition deferred compensation of $450,000 to vest over seven years at the rate of $65,000 per year, with full vesting to occur should he die, his position in the Company be terminated, or the Company terminate his employment. In addition, Mr. Lowber is to receive an annual cash bonus of $30,000 based upon Company and individual performance. The Company has no employment agreements with the other Named Executive Officers.

         Except as disclosed in this Proxy Statement, as of December 31, 1994 and the Record Date, there were no compensatory plans or arrangements including payments to be received from the Company with respect to the Named Executive Officers for the year ended December 31, 1994 where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of such individual's employment with the Company or its subsidiaries or from a change of control of the Company or a change in the individual's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.

Report on Repricing of Options/SARs

         During the year ended December 31, 1994, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of the members of the Board, and the identity and relationships of the members of the Compensation Committee to the Company are described elsewhere in this section and in this Proxy Statement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." During the year ended December 31,
1994, both Messrs. Walp and Duncan, executive officers of the Company, participated in deliberations of the Compensation Committee concerning executive officer compensation but not including their respective compensations.

Compensation Committee Report on Executive Compensation

         In January, 1994, the Board established a compensation committee composed of all of the members of the Board ("Compensation Committee"). The Board established the duties of the Compensation Committee as follows:

         (1) Preparing, on an annual basis for the review of and action by the Board, a statement of policies, goals, and plans for executive officer and Board member compensation, if any, and, specifically a statement of expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the Board may designate for this purpose;

         (2) Monitoring the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans, including but not limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company, and, at its own direction or at the direction of the Board;

         (3) Monitoring compensation-related publicity and public and private sector developments on executive compensation;

         (4) Familiarizing itself with and monitoring the tax, accounting, corporate, and securities law ramifications of the compensation policies of the Company, including but not limited to comprehending a senior executive officer's total compensation package, its total cost to the Company and its total value to the recipient, paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits;

         (5) Establishing the overall cap on executive compensation, the meas-ure of performance for executive officers, either by predetermined measurements or by a subjective evaluation; and

         (6) Striving to make the compensation plans of the Company simple,fair, and structured so as to maximize shareholder value.

         For the year ended December 31, 1994, the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are under those agreements unsecured creditors of the Company.

         In January, 1994 prior to the establishment of the Compensation Committee, the Board established compensation levels for all corporate officers including the Named Executive Officers but not including the chief accounting officer, whose compensation was set by management. Also at that time the Board established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its executive officers, including Messrs. Behnke, Dowling, Hughes and Lowber. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Board. The goals included targets for return on equity or cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. Based upon these factors, the Board awarded incentive bonuses to Mr. Duncan and to other executive officers in addition to their base compensation, both of which are as set forth in the Summary Compensation Table found elsewhere in this Proxy
Statement.  See,  "MATTERS  TO BE  ACTED  UPON  AT  THE  MEETING  - 1.  DIRECTOR
ELECTIONS: Remuneration of Directors and Executive Officers - Summary Compensation."

         During the year ended December 31, 1994 the Compensation Committee monitored and provided direction for the Company's Stock Purchase Plan and Stock Option Plan and issued bonuses to the Named Executive Officers and other executive officers of the Company and, through coordination with the boards of directors of its subsidiaries, to the officers of those subsidiaries. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company. Corresponding duties were carried out by the boards of directors of the subsidiaries of the Company with respect to employees of those entities, and the same individuals served as directors of each of these boards.

     The practice of the Compensation Committee in future years will likely be to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr. Duncan for the compensation of other senior executive offices.





Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five year period from January 1, 1990 through December 31, 1994. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five year period: (1) a market index and (2) a peer index. The market index is the Center for Research in Securities Prices Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Prices Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based on companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stocks represented by a given index in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis, and therefore comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible to Class A common stock by request to the Company.




       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH
           FOR GENERAL COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX
        FOR UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK




                                                  NASDAQ Stock Market   NASDAQ Peer Index for
     Measurement Period                                Index for U.S.      Telecommunications
    (Fiscal Year Covered)               Company           Companies               Stock
     Measurement Point -
        FYE 12/29/89                     $100.00                $100.00              $100.00
        FYE 12/31/90                       78.75                  84.92                67.41
        FYE 12/31/91                       71.25                 136.28                92.97
        FYE 12/31/92                       97.50                 158.58               114.19
        FYE 12/31/93                       190.00                180.93               175.98
        FYE 12/31/94                       155.00                176.92               145.79






Board Meetings

     During the year ended December 31, 1994, the Company had standing Audit, Compensation, and Finance Committees. However, it had no standing nominating committee. Issues related to nominations to the Board were addressed by the Board.

     The Audit Committee is composed of all seven members of the Board. The committee's duties include (1) making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the committee deems necessary, (2) reviewing the plan or scope of an audit or review and the results of such audit or review, and (3) carrying out other duties as delegated in writing by the Board. The Audit Committee met three times during the year ended December 31, 1994.

     The Compensation Committee is composed of all seven members of the Board. The committee's duties are outlined elsewhere in this Proxy Statement. See "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Compensation Committee Report on Executive Compensation." The Compensation Committee met one time during the year ended December 31, 1994.

     The Finance Committee is composed of Messrs. Donne F. Fisher, Carter F. Page, and John M. Lowber. The committee's duties are to review from time to time and provide guidance to the chief financial officer on Company finance matters. The Finance Committee did not meet during the year ended December 31, 1994.

     The Board held four meetings during the year ended December 31, 1994. All incumbent directors as disclosed in this Proxy Statement attended 100% of the meetings of the Board and of committees of the Board for which they were seated as directors, with the exception of Mr. Romrell who only attended 75% of the meetings for which he was seated as a director.

Certain Legal Proceedings

     The Board is unaware of any legal proceedings which may have occurred during the past five years and which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.

Recommendation

     The Board, through this Proxy Statement, recommends to the Shareholders a vote "FOR" the slate of one nominee for director in Class I and two nominees for directors in Class III as set forth in proposal number 1 of the Proxy. The voting rights of Shareholders on this proposal are set forth elsewhere in this Proxy Statement. See, "OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS: Voting Rights."


                     2. AMENDMENT OF THE STOCK OPTION PLAN

General

         The terms,  history, and purpose of the Stock Option Plan are discussed elsewhere in this Proxy Statement. See, "MATTERS TO BE ACTED UPON AT THE MEETING
- - - 1. DIRECTOR ELECTIONS: Remuneration of Directors and Executive Officers- Stock
Option Plan."  Management wishes to increase the number of shares authorized and allocated to the Stock Option Plan by 850,000  shares of Class A common stock of the  Company  ("Stock  Option  Plan  Amendment").  The  Company  has,  under its
Articles,  sufficient  shares of Class A common stock authorized and unissued to satisfy the proposed  Stock Option Plan  Amendment and allocation for its use in the plan.

         As of the Record Date, options had been granted pursuant to the Stock Option Plan (and remained outstanding or had been exercised as of the Record
Date) involving 2,240,447 shares of Class A common stock of the Company. Therefore, only 109,553 shares remained of the 2,350,000 shares authorized and allocated to the Stock Option Plan. There were, as of the Record Date, six executive officers including all of the Named Executive Officers, no current directors who are not executive officers, and 42 other employees (including officers who are not executive officers), participating in the plan out of a total of seven eligible executive officers, five Named Executive Officers, no current directors who are not executive officers, and 384 employees (including officers who are not executive officers).

         Management also wishes to eliminate arbitrary termination dates and terms of effectiveness specified in the Stock Option Plan so as to make its term terminable by action of the Board.

The Plan

         Under the Stock Option Plan, key employees of the Company, a subsidiary of the Company, or a subsidiary of a subsidiary of the Company (including officers and directors who are employees) and non-employee directors of the Company or those subsidiaries are eligible for selection by the plan's Committee as optionees under the plan. In selecting an individual to whom options are to be granted, as well as in determining the number of shares subject to each option, the Committee is to take into consideration the recommendations of the members of the Committee who are also employees of the Company and such factors as it deems relevant in connection with accomplishing the purpose of the plan.

         No maximum or minimum exists with regard to the amount, either in dollars or in numbers, of options that may be exercised in any year, either by any single optionee or by all optionees under the Stock Option Plan. That is, there are no fixed limitations on the number or amounts of securities being offered, other than the practical limitations imposed by the number of employees eligible to participate in the plan and the total number of shares of stock authorized and available for granting under the plan. Shares of stock subject to option under the plan may be unissued shares as the Board may determine from time to time. Shares covered by options which have terminated or expired for any reason prior to their exercise are available for the grant of additional options pursuant to the plan.

         The present Stock Option Plan provides at Section 5 that no option shall be granted under the plan after December 20, 1996. The plan further provides at Section 13(a) that the plan shall terminate ten years from the date on which it is adopted by the Board and that prior to that date the plan may be suspended or terminated by action of the Board or granting of options may be discontinued at the discretion of the Board. Section 13(a) further provides that any such suspension, termination, or discontinuance shall not affect any options then outstanding under the plan. Section 13(b) of the Stock Option Plan requires shareholder approval of action by the Board including to amend the plan if the amendment will materially increase the number of shares which will be available and reserved for issuance under the plan or which will extend the term of the plan beyond the period provided in Section 13. The Board proposes to amend Sections 5 and 13(a) and other portions of the plan as necessary to exclude any express date or term by which the plan will terminate or after which granting of options is prohibited. In this way, the Board shall have the flexibility to continue to administer the Stock Option Plan for so long as the Board believes the plan provides an incentive to officers and employees of the Company and for so long as there remain shares of Class A common stock allocated to the plan which are not subject to outstanding options. In the future, should the plan have no more shares of Class A common stock allocated to it, the Board would have the choice of seeking approval from the shareholders for another allocation of shares to the plan, discontinuing further granting of options, or suspending or terminating the plan.

         The only effect on the Stock Option Plan of the proposed Stock Option Plan Amendment will be to make more stock available for options granted under the plan, and to allow the plan to continue at the discretion of the Board, thus allowing the Company to continue to use the plan as an incentive plan for an indefinite period of time. While the number of shares of Class A common stock allocated to but unused by the plan has dwindled, management's policy of using incentive options to urge key employees and officers to work diligently in the best interests of the Company has not been curtailed or otherwise limited in the past. It is therefore impossible for the Company to determine to what extent the proposed Stock Option Plan Amendment would have had on the level of grants of options under the plan had the amendment been effective throughout the year ended December 31, 1994.

         Management believes that the Stock Option Plan has proven to be useful and beneficial to the Company as a special incentive to officers, non-employee directors, and other key employees, especially when recruiting and retaining new personnel. It has provided a means for these persons to acquire an equity interest in the Company. The Stock Option Plan has been in operation for approximately nine years. Furthermore, the business expansion by the Company during the past several years has increased the number of persons to whom management may wish to grant options under the plan. For these reasons, management believes that the number of shares of Class A common stock allocated to the plan should be increased so that the Company may continue to provide the special incentive of stock options to its expanded cadre of officers, non-employee directors, and key employees.

         As of the Record Date the closing sales price on the Nasdaq Stock Market was $4.00 per share for the Class A common stock of the Company.

         The federal income tax consequences of an optionee's participation in the Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the options offered pursuant to the plan. The Company assumes no responsibility in connection with the income tax liability of any optionee. Under the administration of the plan, optionees are urged to obtain competent professional advice regarding the applicability of federal, state, and local tax laws.

         The options granted under the Stock Option Plan are characterized for federal income tax purposes as non-qualified stock options. The options are not actively traded on an established securities market and when granted will not have a readily ascertainable fair market value. Accordingly, an optionee will not be subject to tax upon grant of such an option. However, upon exercise of the option, the excess of the then fair market value of the shares purchased over the aggregate option exercise price for the shares will constitute ordinary income to the optionee. To the extent that the optionee realizes ordinary income (which ordinary income is subject to federal income tax withholding by the Company), the Company is entitled to claim a deduction against its gross income, provided that the cost to the Company constitutes an ordinary and necessary business expense.

         Upon resale of any shares acquired pursuant to the exercise of an option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than 12 months at the date of their disposition. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of the option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise.

         Generally, there will be no federal income tax consequence to the Company upon the grant or termination of an option under the Stock Option Plan or the sale or disposition of the shares acquired upon the exercise of the option. However, upon the exercise of an option, the Company will be entitled to a deduction, for federal income tax purposes, equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise, provided the Company has satisfied its withholding obligations under the Internal Revenue Code of 1986.

Recommendation

         The Board has passed a resolution expressly to adopt the Stock Option Plan Amendment. As a further step in the adoption of the proposed Stock Option
Plan Amendment, the following resolution will be offered at the Meeting for consideration by the Shareholders:

                  "RESOLVED, that the following amendments to the Revised 1986 Stock Option Plan ("Stock Option Plan") of General Communication, Inc. ("Company"), adopted by the board of directors of the Company at its February 9, 1995 meeting, are hereby approved and otherwise ratified by the shareholders of the Company: (1) to increase the number of shares authorized and allocated to the Stock Option Plan by 850,000 shares of Class A common stock, i.e., to increase the number of such shares from 2,350,000 to 3,200,000 shares of Class A common stock; and (2) to remove any provision of the plan for termination of granting of options under it after December 20, 1996 or otherwise for its mandatory termination after ten years.

     The Board through this Proxy Statement, recommends to the Shareholders a vote "FOR" the adoption of the proposed Stock Option Plan Amendment, i.e., proposal number 2 of the Proxy. The voting rights of Shareholders on this proposal are set forth elsewhere in this Proxy Statement. See, "OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS: Voting Rights."


                               4. OTHER BUSINESS

         Other than the foregoing, the Board does not intend to bring any other matter before the Meeting and does not know of any other matter which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying form of Proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.

         As part of such Other Business, the Shareholders will be asked to approve the minutes of the annual meeting of shareholders of the Company held on June 1, 1994. The Proxy will then also be used in the discretion of the proxy holder to vote for the adoption of those minutes. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting but will not be an action constituting approval or disapproval of the matters referred to in those minutes.


             SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

         So far as is known to management of the Company, as of the Record Date, the following persons each owned beneficially more than 5% of the outstanding shares of Class A common stock or Class B common stock of the Company. A beneficial owner includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the following powers within 60 days of the Record Date: (1) voting power, which includes the power to vote or to direct the voting of shares of common stock of the Company; or (2) investment power, which includes the power to dispose of or to direct the disposition of, such shares of common stock of the Company. So far as is known to the Company, the persons named in the table had sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the footnotes to the table. Shares issuable upon exercise of outstanding options and warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of persons owning such options or warrants but have not been deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.



                                      SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS

            Title                                                           Amount and Nature
             of                Name and Address                                 of Beneficial               Percent
            Class              of Beneficial Owner                                  Ownership              of Class


           Class A             Ronald A. Duncan                                  1,263,083 1                   6.4
           Class B             2550 Denali St., Suite 1000                         247,826 1                   5.9
                               Anchorage, Alaska 99503

           Class A             General Communication, Inc.                       1,583,149                     7.4
           Class B             Employee Stock Purchase Plan                        157,238                     3.6
                               2550 Denali Street, Suite 1000
                               Anchorage, Alaska  99503

           Class A             Kearns-Tribune Corporation                          300,200                     1.5
           Class B             400 Tribune Building                                225,000                     5.4
                               Salt Lake City, Utah

           Class A             Bob Magness                                         273,992 2,3                 1.4
           Class B             Chairman of the Board                               815,048 2                  19.5
                               Tele-Communications, Inc.
                               5619 DTC Parkway
                               Englewood, Colorado 80111

           Class A             MCI Telecommunications                            6,251,509 4                  31.8
           Class B             Corporation                                       1,275,791 4                  30.5
                               1801 Pennsylvania Avenue, N.W.
                               Washington, D.C. 20006

           Class A             Robert M. Walp                                      582,845 5                   3.0
           Class B             804 P Street, No. 4                                 303,457 5                   7.3
                               Anchorage, Alaska 99501

           Class A             Voting Agreement                                  7,648,900 6                  38.9
           Class B             c/o General Communication, Inc.                   2,400,591 6                  57.5
                               2550 Denali Street, Suite 1000
                               Anchorage, Alaska  99503
                               Attn: Ronald A. Duncan

           Class A             Wellington Management Co.                         1,370,800 7                   7.0
           Class B             75 State Street                                         -0-                      --
                               Boston, Massachusetts 02109

           Class A             TCI GCI, Inc.                                           -0-                      --
           Class B             5619 DTC Parkway                                    590,043 8                  14.1
                               Englewood, Colorado 80111




1 Includes 18,560 shares of Class A and 8,242 shares of Class B common stock gifted by Mr. Duncan to the Amanda Miller Trust, where Ms. Miller is the daughter of Mr. Duncan's spouse, Dani Bowman, and Mr. Duncan has a reversionary interest in those shares. Includes 105,111 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the First Duncan Deferred Compensation Agreement. See "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Remuneration of Directors and Executive Officers - Summary Compensation." Includes 852,775 shares of Class A and 233,708 shares of Class B common stock of the Company owned by Mr. Duncan but subject to a Voting Agreement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement." Does not include 5,760 shares of Class A or 27,020 shares of Class B common stock held by Ms. Bowman, to which Mr. Duncan disavows any interest.

     Mr. Duncan had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote -852,775 shares of Class A and 233,708 shares of Class B common stock;
(3) sole power to dispose or to direct the disposition - 3,341 shares of Class A and no shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 936,071 shares of Class A and 239,780 shares of Class B common stock.

2 Includes 177,324 shares of Class A common stock of the Company and 194,440 shares of Class B common stock of the Company from the Estate of Betsy Magness, in which Mr. Magness is beneficial owner and executor.

3 Mr. Magness owns 25 percent, beneficially and of record, and another 25 percent, beneficially as executor of the Estate of Betsy Magness, of the stock of KGBB, Inc., a Colorado corporation which holds 40,000 shares of Class A common stock of the Company, and as a result may be deemed to have shared voting and investment power over those 40,000 shares. The number of shares in the table includes 20,000 shares of Class A common stock of the Company directly and beneficially owned by Mr. Magness due to his shareholdings in KGBB, Inc.

4 All of these shares are subject to a Voting Agreement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement."

     MCI Telecommunications Corporation had as of the Record Date the following interests in the shares beneficially owned by it: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 6,251,509 shares of Class A common stock and 1,275,791 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - 6,251,509 shares of Class A and 1,275,791 shares of Class B common stock; (4) shared power to dispose or to direct the disposition - no shares of Class A or Class B common stock.

5 Includes 544,616 shares of Class A and 301,049 shares of Class B common stock of the Company owned by Mr. Walp but subject to a Voting Agreement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement."

     Mr. Walp had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 544,616 shares of Class A and 301,049 shares of Class B common stock;
(3) sole power to dispose or to direct the disposition - 544,616 shares of Class A and 301,049 shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 38,229 shares of Class A and 2,408 shares of Class B common stock.

6  The Voting Agreement is described elsewhere in this Proxy Statement.
See "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control
- - - Voting Agreement."

7 Number of shares beneficially owned by the reporting person with shared dispositive power. Number of shares beneficially owned by the reporting person with shared voting power was 720,800 shares.

8 All of these shares are subject to the Voting Agreement. See, "SHARE-HOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement."

     TCI GCI, Inc. had as of the Record Date the following interests in the shares beneficially owned by it: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - no shares of Class A common stock and 590,043 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - no shares of Class A common stock and 590,043 shares of Class B common stock; (4) shared power to dispose or to direct disposition - no shares of Class A or Class B common stock.

Management

         The following table sets forth information with respect to the beneficial ownership of shares of the Company's Class A and Class B common stock as of the Record Date by each director and nominee of the Company, by the Named Executive Officers and by all directors and executive officers of the Company as a group. Shares issuable upon exercise of outstanding options and warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of the individual owning such options or warrants but have not been deemed to be outstanding for the purpose of computing the percentage of ownership of any other individual. So far as is known to the Company, the individuals identified in the table had sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the footnotes to the table.

                                    SHAREHOLDINGS OF MANAGEMENT OF THE COMPANY

                                                                     Amount and Nature
Title of                                                                    Beneficial                      Percent
 Class                         Name of Beneficial Owner                  Ownership 1,2                   of Class 3

Class A                        William C. Behnke                            195,274                          1.0
Class B                                                                         -0-                           --
Class A                        Richard P. Dowling                           346,393                          1.8
Class B                                                                      77,155                          1.9
Class A                        Ronald A. Duncan                           1,263,083  4                       6.4
Class B                                                                     247,826  4                       5.9
Class A                        Donne F. Fisher                              211,307  5                       1.1
Class B                                                                      27,688  5                         *
Class A                        John W. Gerdelman                                -0-  6                        --
Class B                                                                         -0-  6                        --
Class A                        G. Wilson Hughes                             275,577                          1.4
Class B                                                                       2,660                            *
Class A                        John M. Lowber                               307,353                          1.5
Class B                                                                       6,140                            *
Class A                        Carter F. Page                               207,327                          1.1
Class B                                                                      25,246                            *
Class A                        Larry E. Romrell                                 -0-  5                        --
Class B                                                                         328  5                         *
Class A                        James M. Schneider                               -0-  6                        --
Class B                                                                         -0-  6                        --
Class A                        Robert M. Walp                               582,845  7                       3.0
Class B                                                                     303,457  7                       7.3
Class A                        All Directors and                          3,685,352  5,6                    17.6
Class B                        Executive Officers as a                      699,129  5,6                    16.7
                               Group
                               (13 Persons)



     1 Includes interests of executive officers and directors in shares of common stock of the Company held as of December 31, 1994 by the trustees the Company's Stock Purchase Plan in that allocations under the plan are made only twice a year on June 30 and December 31. These shares are not immediately accessible to participants in that plan. See, "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Remuneration of Directors and Executive Officers - Stock Purchase Plan."

     2 Includes options and warrants granted to individual directors and executive officers as of the Record Date.

     3 An asterisk (*) means the person is the beneficial owner of less than 1% of the corresponding class of common stock.

     4 Includes 18,560 shares of Class A and 8,242 shares of Class B common stock gifted by Mr. Duncan to the Amanda Miller Trust, where Ms. Miller is the daughter of Mr. Duncan's spouse Dani Bowman, and Mr. Duncan has a reversionary interest in those shares. Includes 105,111 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the First Duncan Deferred Compensation Agreement. See, "MATTERS TO BE ACTED UPON AT THE MEETING - 1. DIRECTOR ELECTIONS: Remuneration of Directors and Executive Officers - Summary Compensation." Includes 852,775 shares of Class A and 233,708 shares of Class B common stock of the Company owned by Mr. Duncan but subject to a Voting Agreement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement." Does not include 5,760 shares of Class A or 27,020 shares of Class B common stock held by Ms. Bowman, to which Mr. Duncan disavows any interest.

         Mr. Duncan had as of the Record Date the following interest in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote -852,775 shares of Class A and 233,708 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - 3,341 shares of Class A and no shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 936,071 shares of Class A and 239,780 shares of Class B common stock.

     5 Does not include holdings of TCI GCI, Inc. in the Company, where TCI GCI, Inc. is a subsidiary of TCI and Messrs. Fisher and Romrell are officers of TCI.

     6 Does not include holdings of MCI Telecommunications Corporation in the Company, where Messrs. Gerdelman and Schneider are officers of that corporation.

     7 Includes 544,616 shares of Class A and 301,049 shares of Class B common stock of the Company owned by Mr. Walp but subject to a Voting Agreement. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Voting Agreement."

     Mr. Walp had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 544,616 shares of Class A and 301,049 shares of Class B common stock;
(3) sole power to dispose or to direct the disposition - 544,616 shares of Class A and 301,049 shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 38,229 shares of Class A and 2,408 shares of Class B common stock.



Changes in Control


         Voting Agreement. As a part of the agreement for the issuance of 6,251,509 shares of Class A and 1,275,791 shares of Class B common stock of the Company to MCI Telecommunications Corporation in 1993 ("MCI Stock"), the Company agreed to assure the corporation that it may appoint a minimum of two members to the Company's expanded seven member board of directors. On May 28, 1993, three principal shareholders, including two officers and directors of the Company (Messrs. Duncan and Walp and WSMC), entered into a voting agreement ("Voting Agreement") with MCI Telecommunications Corporation which provides in part, that the voting stock of these persons will be voted at shareholder meetings as a block in favor of no more than two nominees by the corporation for no more than two positions on the board of directors at any one time. The Voting Agreement similarly commits MCI and the other three parties to vote their shares for four board nominees proposed by and allocated between the other parties. As of the Record Date, Messrs. Gerdelman and Schneider remained the recommended appointees to the Board for MCI Telecommunications Corporation. It is anticipated that the parties to the Voting Agreement will cast all of their votes for Messrs. Fisher, Gerdelman, and Schneider. As of the Record Date, the voting stock of the parties to the Voting Agreement (in April, 1995 WSMC transferred its shareholdings in the Company to TCI GCI, Inc., and TCI GCI, Inc. became subject to the Voting Agreement) constituted in excess of a simple majority of the outstanding voting power of the Company. The term of the Voting Agreement will be through the completion of the annual meeting of shareholders of the Company taking place in 1997 or until there is only one party to that agreement, which ever first occurs. However, the parties may extend the term upon unanimous consent.

     Pledges of Stock of Subsidiaries. Should the Company default on its obligations under the Credit Agreement with its present Senior Lender, that lender may exercise the pledge of stock provisions of that agreement pertaining to the subsidiaries of the Company and thereby gain direct control of the essential operating assets through which the Company and its subsidiaries provide telecommunication services. See, "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS:   Certain   Transactions  with  Management  and  Others  -  Credit
Agreement."


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions with Management and Others

         MCI Agreements. In December, 1992, MCI Telecommunications Corporation and the Company entered into a letter of intent outlining the general terms and conditions of several proposed arrangements between them to be subsequently reduced to separate agreements ("MCI Agreements"). Under the MCI Agreements, in addition to MCI Telecommunications Corporation acquiring a substantial portion of the outstanding common stock of the Company and entering into the Voting Agreement to ensure that it would be able to appoint or otherwise elect at least two members to the Board, MCI and the Company have established or will establish various business arrangements between them. These arrangements include the following: (1) providing telecommunications services by each party to the other;
(2) licensing of certain MCI service marks to the Company for use in Alaska; (3) leasing by MCI from the Company and the subleasing back by the Company of one-ninth of the undersea fiber optic cable linking Seward, Alaska with Pacific City, Oregon; (4) purchasing by MCI of certain service marks of the Company; (5) other communication network sharing; and (6) sharing of various marketing, engineering, and operating resources. As of the Record Date, the Company had executed access service, carrier, 1-800 collect service mark and product, and undersea fiber optic cable agreements with MCI pertaining to items (1)-(3) and was in the process of negotiating agreements pertaining to items (4)-(6). These arrangements have during the year ended December 31, 1994 resulted in revenues to MCI and its subsidiaries of approximately $8.3 million and revenues to the Company of approximately $19.5 million.

         Credit Agreement. In May, 1993, the Company completed a refinancing which provided a new $15 million senior facility ("Credit Agreement") with NationsBank in Dallas, Texas ("Senior Lender"). The Credit Agreement continues a number of conditions imposed under previous credit agreements entered into by the Company. In compliance with one of those conditions, the Company previously formed GCC, an Alaska corporation and wholly owned subsidiary of the Company. On November 30, 1990 all of the Company's operating assets were transferred to GCC, where all of the outstanding capital stock of GCC was pledged to the then senior lenders of the Company. This reorganization proposal was approved by the shareholders of the Company at the June 7, 1990 annual shareholders meeting. That pledge is now made to the Senior Lender and will remain in place for so long as the Credit Agreement remains in effect. As of the Record Date, the outstanding common stock of GCC remained pledged to the Senior Lender. Throughout the year ended December 31, 1994 and from that date through the Record Date, the Company was in full compliance with all terms of the Credit Agreement. See, "ANNUAL REPORT."

         WSMC Agreements. The Company purchased services and used some facilities of WSMC to allow the Company to provide its telecommunication services in other states in the country. The total of such purchases from WSMC by the Company during the year ended December 31, 1994 was approximately $257,000.

         Duncan Lease. The Company entered into a long-term capital lease agreement in 1991 with a partnership of which Mr. Duncan, the Company's president, was a 50% owner. Mr. Duncan sold his interest in the partnership in 1992 but remained a guarantor on the note used to finance acquisition of the property. During 1993, Mr. Duncan married Dani Bowman, the individual to whom he sold his interest in the partnership, and as of the Record Date, the property was owned in its entirety by the president's spouse. The property under lease consists of a building presently occupied by the Company. The lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two year anniversary of the lease. The first incremental increase occurred in 1993. If the owner sells the premises prior to the end of the tenth year of the lease, the owner will rebate to the Company one-half of the net sales price received in excess of $900,000. If the property is not sold prior to the tenth year of the lease, the owner will pay the Company the greater of one-half of the appreciated value of the property over $900,000, or $500,000. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded in the financial statements for the Company as reflected in the Annual Report. See, "ANNUAL REPORT."

Indebtedness of Management

         On August 13, 1993 Mr. Duncan obtained a loan of $500,000 from the Company ("Duncan Loan") and executed a non-recourse promissory note to the Company which bears an interest rate equal to the variable rate paid by the Company on its Credit Agreement with its Senior Lender. Mr. Duncan is to pay off the Duncan Loan in one payment of principal and accrued interest 90 days after the termination of his employment with the Company or July 30, 1998, whichever is earlier. The money was used to pay down a portion of the indebtedness of Mr. Duncan on the WSMC Loans allowing for the release to Mr. Duncan of 223,000 shares of Class A common stock used as collateral on that loan. Those shares were then pledged as collateral to secure the Duncan Loan. See, "SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT: Changes in Control - Duncan Stock Pledges." The largest outstanding balance of principal and interest on the Duncan Loan during the year ended December 31, 1994 was $548,174 on that date. As of the Record Date the outstanding balance of principal and interest on the Duncan Loan was $558,742.

         During 1994, Mr. Duncan obtained cash advances from the Company totalling approximately $22,715. The debt is unsecured and non-interest bearing. As of December 31, 1994, $5,704 in payments had been made on the advances. In May, 1994 Mr. Duncan received additional loans totalling $55,000 from the Company and executed two promissory notes totalling that amount. The terms were for interest to accrue at 7% per annum with principal to be paid in August, 1994. The notes were extended, and interest was paid current through December 31, 1994. The full principal and interest in the amount of $55,686 was paid on March 6, 1995.

         In April, 1993 Mr. Behnke obtained a loan from the Company in the amount of $48,000 and executed a promissory note. The note bears interest at 9% per annum, is secured by options to purchase 95,190 shares of Class A common stock of the Company, and is due on December 31, 1995. Accrued interest totalled $7,213 at December 31, 1994 and $8,533 on the Record Date.

         In August, 1994 and April, 1995 Mr. Dowling received loans from the Company of $224,359 and $86,000 respectively, secured by 160,297 shares of Company Class A and 74,028 shares of Class B common stock. The notes bear interest at 10% per annum and are payable in ten equal installments of principal and interest with the first payment on each due in August, 1995. Accrued interest totalled $7,868 at December 31, 1994 and $14,879 on the Record Date.

         Except as disclosed in this Proxy Statement, neither as a group nor individually did any director, executive officer, nominee for election as a director, any member of the immediate family of these persons, or any corporation or organization of which such director, executive officer, or nominee is an executive officer or partner and is directly or indirectly the beneficial owner of 10% or more of any class of equity securities of that corporation, or any trust or other estate in which such director, executive officer, or nominee of the Company has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity have during the year ended December 31, 1994 nor during the portion of calendar year 1995 ended on the Record Date, an indebtedness to the Company in an amount in excess of $60,000.

Certain Legal Proceedings

         The Board is unaware of any legal proceedings which may have occurred during the past five years and which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.

Compliance with Section 16(a) of the Exchange Act

         Mr. Page, a member of the Board, failed to file timely a Form 4 in accordance with Section 16(a) of the Securities Exchange Act of 1934 pertaining to his gifting of 2,100 shares of Class A common stock to charity in December, 1993. The form was filed by Mr. Page on April 6, 1994.

                       LITIGATION AND REGULATORY MATTERS

     The Company was, as of the Record Date, involved in several administrative matters primarily related to its long distance markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in detail in the Company's Annual Report. See, "ANNUAL REPORT."

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Board retained KPMG Peat Marwick as the independent certified public accountants for the Company during the fiscal year ended December 31, 1994. It is anticipated that the Board will appoint KPMG Peat Marwick as the Company's independent, certified public accountants for the fiscal year ending December 31, 1995. A representative of KPMG Peat Marwick is expected to be present at the Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

                                 ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K for the year ended December 31, 1994 is enclosed with this Proxy Statement.


                      SUBMISSION OF SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Stockholder eligibility to submit proposals, proper subjects and the form of shareholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934. Each proposal submitted should be sent to the Secretary of the Company at the corporate offices of the Company. Such proposals should include the full and correct registered name and address of the shareholders making the proposal, the number of shares owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should be submitted with the proposal. Such shareholders or their representatives must appear in person at the annual meeting and must present the proposal, unless they can show good cause for not doing so.

         Shareholder proposals must be received by the Secretary of the Company not later than December 27, 1995 for such proposals to be included in proxy materials for the 1996 annual meeting of shareholders of the Company.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally, and does not require shareholder approval, it is usually adopted by the Board, if appropriate, rather than being included in the proxy statement.

PROXY                                                                     PROXY


                          GENERAL COMMUNICATION, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                 ANNUAL MEETING

                                 JUNE 20, 1995

         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 28, 1995 and holding Class A common stock or Class B common stock of General Communication, Inc. ("Company") of record determined as of April 21, 1995, hereby appoints Ronald A. Duncan, on behalf of the board of directors the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting ("Meeting") of shareholders, to be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Tuesday, June 20, 1995 and any adjournment or adjournments of the Meeting, and at the Meeting to vote, as specified in this Proxy, all of the shares of common stock of the undersigned in the Company which the undersigned would be entitled to vote if personally present, as follows:

         (1) To elect two directors, each for three-year terms, as part of Class III of a seven member classified board of directors and to elect one director to complete the one remaining year of the three year term in Class I of that board as identified in the Proxy:

     ( ) FOR all nominees listed below (except as marked to the contrary)

     ( ) WITHHOLD AUTHORITY to vote for all nominees listed below

         Class I:          John W. Gerdelman

         Class III:        Donne F. Fisher and James M. Schneider

INSTRUCTIONS:

         To withhold authority under this Proxy to vote for one or more individual nominees, draw a line through the name of the nominee for which authority to vote will be withheld.

         Should the undersigned choose to mark this proxy as withholding authority to vote for one or more nominees as listed above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the Meeting.

         (2) To increase the number of shares of the Company's common stock allocated to the Company's Revised 1986 Stock Option Plan by 850,000 shares of Class A common stock and to approve and ratify removing any provision of the plan for termination of granting of options under it after December 20, 1996 or otherwise for its mandatory termination after ten years.


         (  ) FOR      (  ) AGAINST      (  ) ABSTAIN

         (3) To transact such other business as may properly come before the Meeting (including the adoption but not the ratification of the minutes of the June 1, 1994 Annual Meeting of Shareholders of the Company) and any adjournment or adjournments of the Meeting. The Board at present knows of no other business to be presented by or on behalf of the Company or the Board at the Meeting.

         The undersigned hereby ratifies and confirms all that said proxy holder or the holder's substitute will lawfully do or cause to be done by virtue of this Proxy and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting or any adjournments of the Meeting. The undersigned acknowledges receipt of the Notice of the Meeting and the Proxy Statement accompanying the Notice.

DATED: _________________



- - --------------------------------------
Signature of Shareholder
Print Name: ___________________________



- - ---------------------------------------
Signature of Shareholder
Print Name: ___________________________


         Please date this Proxy, sign it above as your name(s) appear(s) at the beginning of this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

     THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NOS. (1) AND (2). THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSAL NOS. (1) AND (2). IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT AND DISCRETION OF THE PROXY HOLDER.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 20, 1995

                           -------------------------


                                                                 April 28, 1995
TO THE SHAREHOLDERS OF
GENERAL COMMUNICATION, INC.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company ("Board"), the annual meeting ("Meeting") of shareholders of the Company will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Tuesday, June 20, 1995, for the purpose of considering and voting upon the following matters:

     (1) Election of two directors in Class III of the classified Board for three year terms; and the election of one director to complete the remaining one year of the three year term in Class I of the classified Board;

     (2) Increasing the number of shares of the Company's common stock allocated to the Company's Revised 1986 Stock Option Plan by 850,000 shares of Class A common stock and approving and ratifying the removal of any provision of the plan for termination of granting of options under it after December 20, 1996 or otherwise for its mandatory termination after ten years; and

     (3) Transaction of such other business as may properly come before the meeting and any adjournment or adjournments of it.

         All of the above matters are more fully described in the accompanying Proxy Statement. A reception for shareholders will precede the Meeting, commencing at 5:00 p.m.

         By resolution adopted by the Board, the close of business on April 21, 1995 has been fixed as the record date for the Meeting ("Record Date"). Only holders of shares of Class A or Class B common stock of the Company of record as of the Record Date will be entitled to notice of and to vote at the Meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with regard to the business to be transacted at the Meeting. A list of shareholders of the Company as of the Record Date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the meeting and will be subject to inspection by any shareholder at any time during normal business hours.

         If you do not expect to attend the meeting in person, please sign and date the enclosed Proxy and mail it to the secretary of the Board in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the Meeting, you may then withdraw your Proxy should you desire to do so, provided you revoke your Proxy in writing and present that written revocation at the Meeting. Thereafter you may then vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                         -------------------------------------
                                         John M. Lowber, Secretary

                                                                   [GCI Logo]


                             LETTER TO SHAREHOLDERS

                                 April 28, 1995

                    Re: 1995 Annual Meeting of Shareholders
                         of General Communication, Inc.

Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Tuesday, June 20, 1995. The board has chosen the close of business on April 21, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy, Proxy Statement, and Annual Report to Shareholders in the form of the Form 10-K for the year ended December 31, 1994 covering the formal business to be conducted at the meeting are enclosed.

         At the meeting, the shareholders will be asked to elect individuals to fill three positions on the board of directors as a classified board as required by the Bylaws of the Company, to consider amendments to the Company's Revised 1986 Stock Option Plan, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of and vote on these matters is important.

         In order to ensure that we have a quorum and that your shares will be voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I sincerely hope you will be able to join us.

Sincerely,

- - -------------------------------
Ronald A. Duncan
President and Chief Executive Officer